UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

October 10, 2018 Date of Report (Date of earliest event reported)

HESKA CORPORATION (Exact name of Registrant as specified in its charter)
Delaware	000-22427	77-0192527
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
3760 Rocky Mountain Avenue Loveland, Colorado 80538 (Address of principal executive offices, including zip code)

(970) 493-7272 (Registrant’s telephone number, including area code)

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 8.01	Other Events.

On October 10, 2018, Heska Corporation, a Delaware corporation (the "Company"), entered into an agreement in principle to settle the complaint that was filed against it on March 12, 2015 by Shaun Fauley in the United States District Court for the Northern District of Illinois (the “Court”) alleging the Company's transmittal of unauthorized faxes in violation of the federal Telephone Consumer Protection Act of 1991, as amended by the Junk Fax Prevention Act of 2005 (the “TCPA”), as a putative class action seeking stated damages of the greater of actual monetary loss or five hundred dollars per violation. The litigation is described in the Company's periodic reports filed with the Securities and Exchange Commission (the "SEC"), including in the Company's Quarterly Report on Form 10-Q filed for the quarter ended June 30, 2018. On August 24, 2018, the Court entered an order certifying a class in the case, and on September 7, 2018 the Company filed a Motion for Reconsideration of this Order, which remains pending. The parties agreed to mediate the dispute before the Hon. James Holderman (ret.) of the United States District Court for the Northern District of Illinois and the agreement in principle to settle the case was reached at the mediation.

The settlement of this lawsuit remains subject to the execution of a written settlement agreement executed by the parties and the approval of such settlement by the Court. If approved by the Court, the Company would receive a full release from the settlement class, other than from those class members who timely elect to opt out of the settlement, concerning the claims asserted, or that could have been asserted, with respect to the conduct alleged in the complaint, and would make available a total of $6.75 million to pay class members, an incentive payment to the class representative, notice and administration costs in connection with the settlement, and attorneys' fees and expenses to legal counsel to the class. The Company has recorded an estimated loss provision of approximately $6.9 million in the third quarter of 2018 in connection with the settlement agreement and expenses associated with the matter; such amounts were not contemplated in the Company's original outlook range for the quarter(s) or full year of 2018.

The Company has denied and continues to deny the allegations of Shaun Fauley and that it violated the TCPA. Nothing in this report or any settlement agreement shall be deemed to assign or reflect any admission of fault, wrongdoing or liability as to the Company, or of the appropriateness of a class action in such litigation.

Forward-Looking Statements

Certain statements in this report are forward-looking statements reflecting the current beliefs and expectations of the Company's management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve substantial risks and uncertainties, including, among others, risks and uncertainties associated with obtaining Court approval of the proposed settlement. For a further description of the risks and uncertainties relating to the business of the Company in general, see the Company's filings with the SEC, including the Company's Annual Reports and Quarterly Reports on Forms 10-K and 10-Q, respectively and as amended, which are available from the SEC's website at www.sec.gov and from the Company's website at www.Heska.com under the heading "Investor Relations". Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. There can be no assurance that the settlement agreement will be executed or that the settlement will be finalized and approved. The actual outcome of this matter may differ materially from the terms of the settlement described herein. The Company does not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HESKA CORPORATION a Delaware corporation

	By:	/s/ Catherine Grassman
Dated: October 16, 2018		Catherine Grassman Vice President, Chief Accounting Officer and Controller